North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
August 6, 2010

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2010

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the second quarter ended June 30, 2010.

The Company’s net loss for the quarter ended June 30, 2010 was $(129,000), or $(0.19) per diluted share, compared to net income of $894,000, or $0.57 per diluted share, for the quarter ended June 30, 2009.  The decrease in earnings was primarily due to an increase in provision for loan losses.

Net interest income for the quarter ended June 30, 2010 and 2009, was $3.6 million and $3.6 million, respectively.  Net interest spread for the quarter ended June 30, 2010 was 3.16%, compared to net interest spread of 3.07% for the quarter ended June 30, 2009. Net interest margin for the quarter ended June 30, 2010 was 3.36%, compared to net interest margin of 3.31% for the quarter ended June 30, 2009.

The Company’s provision for loan losses was $1.6 million and $610,000 for the quarters ended June 30, 2010 and 2009, respectively.  Net loans charged off for the quarter ended June 30, 2010 totaled $378,000, compared to $337,000 for the quarter ended June 30, 2009.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.  Deterioration in two out of state impaired real estate development loans contributed to the provision in the second quarter of 2010.

The allowance for loan losses at June 30, 2010 constituted 2.5% of loans and 66.5% of nonperforming loans, compared to the allowance for loan losses at December 31, 2009 constituting 1.9% of loans and 50.0% of nonperforming loans. Nonperforming assets were $16.1 million, or 3.55% of total assets, at June 30, 2010, compared to $16.1 million, or 3.54% of total assets, at December 31, 2009.

The Company’s noninterest income was $1.9 million and $2.4 million for the quarters ended June 30, 2010 and 2009, respectively. The decrease in noninterest income for the quarter ended June 30, 2010 compared to the same period in 2009 was primarily due to decreases in mortgage banking income, abstract fees, loan prepayment fees, annuity and insurance sales, and an increase in net losses and expenses related to foreclosed real estate. These decreases were offset in part by an increase in fees and service charges on checking accounts.

The Company’s noninterest expense was $4.2 million and $4.0 million for the quarters ended June 30, 2010 and 2009, respectively.  The increase in noninterest expense was primarily due to an increase in foreclosed real estate impairment, partially offset by decreases in FDIC insurance expense and other expenses.

The Company’s provision (benefit) for income taxes was $(180,000) and $456,000 for the quarters ended June 30, 2010 and 2009, respectively. The decrease in the provision for income taxes was primarily due to a decrease in income before income taxes.

Total assets at June 30, 2010 were $452.1 million, compared to $455.0 million at December 31, 2009.  Net loans decreased by $23.4 million, or 6.2%, to $351.5 million at June 30, 2010, from $374.9 million at December 31, 2009.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At June 30, 2010, net loans consisted of (i) $144.8 million of one-to-four family real estate loans, representing a decrease of $7.2 million from December 31, 2009, (ii) $79.2 million of commercial real estate loans, representing a decrease of $6.4 million from December 31, 2009, (iii) $56.8 million of multi-family real estate loans, representing a decrease of $6.1 million from December 31, 2009, and (iv) $70.7 million of consumer loans, representing a decrease of $3.6 million from December 31, 2009.  Cash and due from banks decreased $8.5 million, or 38.9%, to $13.3 million at June 30, 2010, compared to $21.8 million at December 31, 2009.  Investment in certificates of deposit was $12.0 million at June 30, 2010.  There was no investment in certificates of deposit at December 31, 2009. Securities available-for-sale increased $15.7 million, or 67.7%, to $38.9 million at June 30, 2010, compared to $23.2 million at December 31, 2009.  The increases in securities available for sale and investments in certificates of deposit were primarily funded by loan repayments that exceeded loan originations and increases in deposits.

Deposits increased $9.7 million, or 2.9%, to $344.5 million at June 30, 2010, from $334.8 million at December 31, 2009.  The increase in deposits was primarily due to increases in interest-bearing demand accounts, savings accounts and noninterest bearing accounts, partially offset by decreases in, money market accounts and certificates of deposits.  Interest bearing demand accounts increased $15.3 million which was primarily the result of the Company’s promotion of F1Rst Perks, a new transaction account product offering.  Borrowed funds decreased $12.0 million, or 18.0%, to $54.5 million at June 30, 2010, from $66.5 million at December 31, 2009.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $48.6 million at June 30, 2010, compared to $48.3 million at December 31, 2009.  The increase in stockholders equity was primarily due to earnings, offset in part by dividends paid to stockholders.  Book value, or stockholders’ equity per common share, was $28.43 at June 30, 2010, compared to $28.24 at December 31, 2009. The ratio of stockholders’ equity to total assets was 10.76% at June 30, 2010, compared to 10.61% at December 31, 2009.

All common stockholders of record on June 11, 2010, received a quarterly cash dividend of $0.01 per common share on July 2, 2010.  In addition, on May 15, 2010 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of June 30, 2010, the Company had 1,351,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited)
(Dollars in Thousands, except per share and share data)	June 30, 2010	December 31, 2009

Assets
Cash and cash equivalents	$13,305	$21,766
Investments in certificates of deposit	11,994	-
Securities available-for-sale	38,866	23,175
Loans (net of allowance for loan loss of $8,993 and $7,171, respectively)	351,476	374,855
Foreclosed real estate	2,461	1,709
Other assets	34,028	33,506

Total assets	$452,130	$455,011
Liabilities
Deposits	$344,541	$334,813
Other borrowed funds	54,500	66,500
Other liabilities	4,461	5,419
Total liabilities	403,502	406,732

Stockholders' equity	48,628	48,279

Total liabilities and stockholders' equity	$452,130	$455,011

Stockholders' equity to total assets	10.76%	10.61%

Book value per common share	$28.43	$28.24

Total shares of common stock outstanding	1,351,448	1,348,448

Total shares of cumulative preferred stock outstanding	10,200	10,200

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Interest income	$5,594	$6,287	$11,382	$12,752
Interest expense	1,964	2,675	3,987	5,743
Net interest income	3,630	3,612	7,395	7,009
Provision for loan loss	1,610	610	2,410	770
Net interest income after provision for loan loss	2,020	3,002	4,985	6,239
Noninterest income	1,874	2,417	3,539	4,381
Securities gains/(losses), net	0	(33)	8	(43)
Noninterest expense	4,203	4,036	7,956	8,091
Income before income taxes	(309)	1,350	576	2,486
Income taxes	(180)	456	76	810
Net income	$(129)	$894	$500	$1,676

Preferred stock dividends and accretion of discount	132	132	265	251
Net income available to common shareholders	(261)	762	235	1,425

Basic earnings per common share	$(0.19)	$0.57	$0.17	$1.06
Diluted earnings per common share	$(0.19)	$0.57	$0.17	$1.06

Selected Financial Ratios	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2010	2009	2010	2009
Performance ratios
Net interest spread	3.16%	3.07%	3.26%	2.94%
Net interest margin	3.36%	3.31%	3.46%	3.18%
Return on average assets	(0.11)%	0.77%	0.22%	0.71%
Return on average equity	(1.05)%	7.64%	2.05%	7.30%

	June 30, 2010	June 30, 2009
Capital ratios (First Federal Savings Bank of Iowa)
Tangible*	10.0%	9.3%
Core*	10.0%	9.3%
Risk-based*	15.7%	14.0%
*Exceeds regulatory definition of “well capitalized”